Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

2007 THIRD QUARTER AND YEAR TO DATE RESULTS

Oak Brook, Illinois — November 6, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the third quarter and nine months ended September 30, 2007.

The financial results for the Company are compared with the results for the equivalent periods of GLDD Acquisitions Corp., which merged with a subsidiary of Aldabra Acquisition Corporation (“Aldabra”) on December 26, 2006. Following a holding company merger, the surviving company was renamed Great Lakes Dredge & Dock Corporation. The merger was accounted for as the acquisition of Aldabra and was treated as a recapitalization. Accordingly, the Company’s core operating activities were not affected by the merger. Other matters, primarily relating to share and per share data, affecting comparability resulting from the merger with Aldabra are highlighted below.

Revenue for the quarter ended September 30, 2007 was $116.5 million, up by more than 40% from the third quarter 2006 revenue of $81.7 million. The 2006 third quarter activity was impacted by mobilizations of equipment to be used for the Company’s project in Bahrain and several domestic projects, dry dockings of certain vessels and the inability to work on certain beach projects due to typical environmental window restrictions during this time of year. In the 2007 quarter, foreign activity was particularly strong accounting for 45% of dredging revenue. The Company’s domestic operations, not unlike last year, were impacted by dry dockings and start-up delays of work in backlog, primarily on the New York/New Jersey projects, due to funding and environmental permitting issues faced by the Army Corps of Engineers (“the Corps”). In addition, the Company’s demolition unit, North American Site Developers (“NASDI”) produced an 86% increase in revenue or $10.5 million, quarter over quarter. This is a result of two large projects NASDI won last quarter that will provide additional work through the first quarter of 2008. The gross profit margin for the third quarter of 11.5% was similar to the previous year’s third quarter.

Operating income in the third quarter increased by more than 23% to $3.7 million from $3.0 million a year ago despite a significant increase in general and administrative expenses. Items responsible for this increase include costs related to the secondary offering, legal expenses related to transactions during the quarter and expenses associated with being a publicly-traded company. EBITDA (as defined below) of $11.7 million for the 2007 quarter was up by over 18% from $9.9 million in the previous year.

Interest expense was $3.4 million for the third quarter of 2007, a reduction of $1.7 million from the year ago quarter as lower debt levels resulted in a decrease of $1.3 million and the Company recorded a $0.4 million favorable non-cash adjustment versus the 2006 quarter to the market value of the Company’s interest rate swap.

Net income was $0.6 million in the third quarter of 2007 and represented a favorable swing of $1.6 million from the $1.0 million net loss in last year’s third quarter. In 2006, the net loss available to common stockholders, after accruing $2.1 million of preferred stock dividends, was $3.1 million. Prior to the Aldabra transaction completed in December 2006, GLDD Acquisitions Corp. had shares of preferred stock outstanding on which dividends were accrued semiannually. In connection with the merger, those shares were exchanged for common stock of the Company; therefore there are no preferred dividends in 2007.

The third quarter domestic bid market produced approximately $189.1 million of contract awards of which the Company won a significant share, bringing its year to date market share to 44%. This quarter saw a higher percentage of capital work than previous quarters and Great Lakes won all of the capital work put out to bid, including work in Boston and Oregon. The Company also won a sizable beach project for over $20 million. As noted last quarter, Great Lakes was low bidder on an $85 million project in the Port Jersey Channel. Subsequent to the end of the third quarter, the Company was awarded $61 million of that project with work to commence before the end of 2007. The Company anticipates that the Corps will award options related to its Newark Bay, New Jersey job for $36 million and the remaining portion of the Port Jersey Channel project valued at $24 million in the first half of 2008. When the contract is awarded it will be included in both the bid market and backlog numbers.

The strong market share Great Lakes won this quarter resulted in an increase in backlog compared with the 2007 second quarter. At September 30, 2007, dredging backlog was $290.9 million versus $239.6 million at June 30, 2007 and $350.3 million a year ago. Demolition services backlog was $37.4 million, compared with $41.5 million at June 30, 2007. Although down slightly from last quarter, this is still a significant amount of backlog for the demolition unit as it won two large contracts in the second quarter for demolition and site work.

The Company’s September 30, 2007 dredging backlog does not reflect approximately $319.0 million of low bids pending award and additional phases (“options”) pending on projects currently in backlog. As noted in previous quarters, this includes contract options of approximately $150 million related to the second phase of the Diyaar land reclamation contract in Bahrain, expected to be awarded in the first quarter of 2008, with the remainder related to domestic backlog.

Subsequent to the third quarter, the Company signed an agreement to purchase two dredges for $25.0 million which had been operated in Brazil. Upon completion of the purchase, expected to close by year end, these dredges will sail to the Middle East to begin work as early as the second quarter of 2008 on projects currently in backlog.

Revenues for the nine-month period ended September 30, 2007 increased by almost 18% to $358.9 million compared with $304.2 million for the same 2006 period. Gross profit margin in the period of 12.6% was relatively unchanged from the prior year. Operating income increased more than 6% to $18.2 million from $17.1 million despite costs related to the general and administrative expenses noted above, and bad debt expense and costs to reduce the Company’s personal injury lawsuits in Texas discussed last quarter. EBITDA increased to $40.0 million from $37.0 million.

In the third quarter, all of the Company’s outstanding warrants were either exercised or redeemed. In total, $91.8 million was received as a result of the warrants exercised in 2007 including $60.2 million received in the third quarter. In addition, the Company completed a secondary offering in early August of 13,340,000 shares of its common stock including the exercise of over-allotments by certain selling shareholders. All proceeds of the secondary were received by the selling shareholders, not by the Company. The combination of these two actions have enhanced the Company’s capital structure and provided increased trading liquidity for its common stock.

On June 12, 2007, Great Lakes entered into a five year $155 million senior revolving credit agreement to refinance equipment term debt and borrowings under its existing senior credit facility. As of September 30, 2007, total debt was $189.5 million including $14.5 million of borrowings under the revolver facility. At quarter end, outstanding performance letters of credit totaled $45.2 million, and total cash and equivalents were $29.7 million. The significant increase in cash is a result of the funds from the warrant exercises that were received and subsequently invested.

Douglas B. Mackie, President and Chief Executive Officer, said, “The third quarter operating results reflected solid performance in revenue and gross profit, with both registering growth in excess of 40%, despite somewhat challenging operating conditions domestically.  The Company’s strategy of increasing our international presence paid significant dividends in the quarter in terms of revenue growth. The Company’s purchase of two additional dredges during the fourth quarter will complement equipment purchases made earlier this year to further increase our capacity internationally.

“The domestic bid market did pick up during the third quarter to almost $190 million compared with the total for the first six months of $250 million. The Company won a good portion of the work put out in the third quarter increasing our share for the year to date to 44% and providing a good backlog for the remainder of the year and into 2008. However, as we are now half way through the fourth quarter, it is unlikely the 2007 bid market will match the size of previous year’s.

“We are extremely pleased with the success of our two equity-related transactions during the quarter which enabled us to strengthen and simplify our capital structure as well as providing additional liquidity for our investors. Following on the Aldabra transaction, completed in last year’s fourth quarter, they have afforded us the financial flexibility to opportunistically pursue the acquisition of vessels which have provided additional operating flexibility and capacity to our worldwide fleet.”

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) in the table of financial results. (For further explanation, please consult the Company’s SEC filings.)

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 6 at 10:00 a.m. C.S.T. The call in number is 888-452-4023. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 1347091.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years. Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)

Great Lakes Dredge & Dock Corporation

Consolidated Statement of Earnings

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenues	$116,460	$81,698	$358,817	$304,185

Gross profit	13,346	9,483	45,223	38,653

General and administrative	(9,528)	(6,262)	(26,737)	(20,692)
Amortization of intangible assets	(66)	(65)	(197)	(245)
Subpoena-related expenses	(26)	(170)	(97)	(599)

Operating income	3,726	2,986	18,192	17,117

Other income (expense)
Interest expense- net	(3,375)	(5,124)	(14,217)	(17,340)
Equity earnings in joint ventures	790	693	1,689	1,275
Minority Interest	22	(35)	3	(160)

Income (loss) before income taxes	1,163	(1,480)	5,667	892

Income taxes	(519)	510	(2,380)	(418)

Net income (loss)	$644	$(970)	$3,287	$474

Redeemable preferred stock dividends(1)	—	(2,137)	—	(6,176)

Net income (loss) available to common stockholders	$644	$(3,107)	$3,287	$(5,702)

BASIC
Earnings (loss) per share	$0.01	$(0.33)	$0.07	$(0.61)
Basic weighted average shares	56,265	9,288	45,694	9,288

DILUTED
Earnings (loss) per share	$0.01	$(0.33)	$0.07	$(0.61)
Diluted weighted average shares	57,190	9,288	50,106	9,288

(1) The company accrued dividends on its redeemable preferred stock in 2006. This reduced the net income available to stockholders. The preferred stock and all accrued dividends were exchanged for common stock in connection with the December 2006 merger.

Great Lakes Dredge & Dock Corporation

Supplementary Financial Information

(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net income (loss)	$644	$(970)	$3,287	$474
Adjusted for:
Interest expense, net	3,375	5,124	14,217	17,340
Income tax expense (benefit)	519	(510)	2,380	418
Depreciation and amortization	7,204	6,240	20,141	18,768

EBITDA	$11,742	$9,884	$40,025	$37,000

Net cash flows from (used in) operating activities	$(8,660)	$5,288	$(7,214)	$22,672